Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-280779 and 333-281481 on Form S-3 and Registration Statement Nos. 333-246338 and 333-256430 on Form S-8 of our report dated March 31, 2026, relating to the financial statements of MediaCo Holding Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 31, 2026